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                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Registration Statement (Form
S-3, No. 333-    ) and related Prospectus of GSI Lumonics Inc. for the
registration of 4,000,000 shares of its common stock and to the use therein of our report dated February 11, 2000, with respect to the consolidated financial statements of GSI Lumonics Inc. for the year ended December 31, 1999. We also consent to the incorporation by reference therein of our report dated February 11, 2000, with respect to the consolidated financial statements and schedule of GSI Lumonics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                          Chartered Accountants
Ottawa, Canada
March 21, 2000